Exhibit 99.1

Laser Photonics Appoints Qing Lu to Board of Directors

Seasoned financial executive to chair Audit Committee as Company expands governance bench strength

ORLANDO, FL / Dec. 11, 2025 / Laser Photonics Corporation (NASDAQ: LASE) (“LPC”), $LASE, a global leader in industrial laser systems for cleaning and other material processing applications, today announced the appointment of Qing Lu to its Board of Directors. Ms. Lu fills one of the two newly created seats following the Board’s expansion from five to seven members and will serve as one of its four independent directors. She will also assume the role of Chairman of the Audit Committee, replacing Carlos Gonzalez.

Wayne Tupuola, Chief Executive Officer of Laser Photonics, commented:

“Qing brings a rare combination of financial acumen, global operating experience and strategic discipline that aligns directly with our long-term growth agenda. Her background managing multi-billion-dollar portfolios, leading M&A initiatives and guiding complex financial organizations will be an asset as we scale our business in both domestic and international markets.”

Ms. Lu has served as Chief Financial Officer at Addition Financial Credit Union in Orlando since 2022, overseeing a $1 billion investment portfolio and leading M&A for the $3+ billion institution. She was previously CFO of Farm Credit West (now AgWest Farm Credit), guiding Treasury and Finance for the $10+ billion lender, and earlier spent five years as CFO of Northwest Community Credit Union in Eugene, Oregon, where she managed a $200 million investment portfolio that included MBS, CMO, CMBS and other agency-backed securities after serving as Controller. Her earlier career includes financial and advisory roles at the University of Oregon Foundation, PeachHealth Medical Group, Edward Jones Canada and Siemens Ltd. in China. She holds a Bachelor of Engineering from Wuhan Institute of Technology, an MBA from Simon Fraser University and a Master of Accounting from the University of Oregon, is a licensed CPA and CTP, has passed Levels I and II of the CFA Program and is fluent in English, Mandarin and Cantonese with conversational proficiency in Spanish and Japanese.

About Laser Photonics Corporation

Laser Photonics Corporation (NASDAQ: LASE) is a leading global developer of industrial and commercial laser technologies for cleaning, cutting, engraving and marking. Our CleanTech product line remains the industry’s only 100% environmentally friendly industrial laser cleaning solution and continues to serve as a cornerstone of our offerings targeting Aviation & Aerospace, Automotive, Defense/Government, Energy, Maritime and Space-Exploration sectors. Through the acquisitions of Beamer Laser Systems and Control Micro Systems (CMS), Laser Photonics has broadened its capabilities and expanded its portfolio into new markets, including laser systems for pharmaceutical and semiconductor manufacturing as well as broader industrial manufacturing applications. In addition, our strategic partnership with Fonon Technologies strengthens our position in defense and federal sectors and includes the co-development of its Laser Shield Anti-Drone (LSAD) systems, unlocking opportunities for next-generation defense applications. For more information, visit https://laserphotonics.com.

Investor Relations Contact:

Brian Siegel, IRC, MBA

Senior Managing Director

Hayden IR

(346) 396-8696

laser@haydenir.com